Exhibit 10.1

OMNIBUS AMENDMENT and waiver

This Omnibus Amendment and Waiver (this “Agreement”), dated as of [ ], 2025, is by and among 22nd Century Group, Inc., a Nevada corporation (the “Company”), and the signatories listed on the signature pages attached hereto (the “Investors”).

WITNESSETH

Whereas, the Company and certain investors, including certain of the Investors, are party to (i) that certain Securities Purchase Agreement, dated as of August 22, 2025 (the “Purchase Agreement”), pursuant to which the Company issued in a registered direct offering (the “Offering”) shares of the Company’s Series A Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), the terms of which are set forth in the Certificate of Designations for the Series A Convertible Preferred Stock (the “Certificate of Designations”), and warrants (the “Investor Warrants” and, together with the Purchase Agreement and Certificate of Designations, the “Transaction Documents”) to purchase shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and (ii) that certain engagement letter, dated as of August 21, 2025, pursuant to which, in connection with the Offering, the Company issued placement agent warrants to purchase shares of Common Stock (the “Placement Agent Warrants” and, collectively with the Investor Warrants, the “Warrants”);

WHEREAS, pursuant to the Purchase Agreement, the Company is required to obtain Stockholder Approval on or prior to the date that is ninety (90) days following the Closing Date (the “Initial Stockholder Approval Deadline”);

WHEREAS, the Company has not obtained Stockholder Approval by the Initial Stockholder Approval Deadline;

WHEREAS, pursuant to (i) Section 8(l) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by the holders of a majority of the shares of Preferred Stock issued and outstanding, (ii) Section 5.5 of the Purchase Agreement, the Purchase Agreement may only be waived or amended by the Company and the purchasers of at least a majority in interest of the Preferred Shares based on the initial Subscription Amounts thereunder, and (iii) Section 5(l) of the Warrants, each Warrant may be amended with the written consent of the Company and the holder of each such Warrant;

WHEREAS, the Investors collectively hold at least a majority of the outstanding shares of Preferred Stock as of the date hereof and based on the initial Subscription Amount; and

WHEREAS, the Company and the Investors desire to waive and amend certain provisions of the Transaction Documents.

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Purchase Agreement.

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2.	Amendment to the Certificate of Designations. The parties hereto hereby agree to amend the terms of the Preferred Stock as set forth in the Certificate of Amendment to the Certificate of Designations of the Preferred Stock in the form attached hereto as Exhibit A (the “Amendment”). The Company shall promptly file the Amendment with the Secretary of State of the State of Nevada and provide a copy thereof to each Investor promptly after such filing.

3.	Amendment to the Purchase Agreement.

(a)	The parties hereto hereby agree that Section 4.12(b) of the Purchase Agreement is hereby amended and restated as follows:

(b)	From the date hereof until the Shares of Preferred Stock are no longer outstanding, without the prior written consent of the Purchasers holding a majority in interest of the Shares, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects any transaction under, any agreement, including, but not limited to, an equity line of credit or at-the-market offering, whereby the Company may issue securities at a future determined price (other than standard and customary “preemptive” or “participation” rights, pursuant to a shareholder rights plan or pursuant to an agreement with a third party for an investment, acquisition or other business combination transaction or pursuant to any program established whereby suppliers and/or vendors may acquire shares as an incentive to sell products); provided, however, the entry into and/or issuance of shares of Common Stock in an “at-the-market” facility shall not be deemed a Variable Rate Transaction, provided further that, (A) prior to the Stockholder Approval Deadline, the Company may only sell shares of Common Stock pursuant to such “at-the-market” facility (i) on any Trading Day between 9:30 a.m. and 4:00 p.m. (New York City time), (ii) in the amount of (x) up to 5% of the daily volume if the stock trades above 125% of the Conversion Price, and (y) up to 10% of the daily volume if stock trades above 150% of the Conversion Price, and (iii) at a price per share equal to at least $2.00 (subject to adjustment for any stock splits or similar transactions) (such “at-the-market” facility, the “ATM Facility”), and (B) if the Stockholder Approval is not obtained by the Stockholder Approval Deadline, the Company shall not be permitted to effectuate any sales under the ATM Facility until such Stockholder Approval is obtained. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

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(b)	The parties hereto hereby agree that the definition of “Stockholder Approval” included in Section 1.1 of the Purchase Agreement is hereby amended and restated as follows

“Stockholder Approval” means (i) such approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the Transaction Documents, including with respect to the issuance of the shares underlying the Preferred Shares and Warrants, including but not limited to with respect to a Dilutive Issuance (as each defined in the Certificate of Designations and Warrants), (ii) approval from the Company’s stockholders of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of all of the outstanding shares of the Company’s Common Stock, for the purpose of complying with the Nasdaq Listing Rules, and (iii) approval from the Company’s stockholders of an offering of the Company’s securities, including preferred stock and warrants on substantially the same terms as the Securities under this Agreement, to be completed within three (3) months from the date of the stockholder meeting at which stockholder approval is obtained, in an aggregate amount not to exceed $20 million, with the initial conversion price of such preferred stock to equal to the Nasdaq Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) and the initial exercise price of such warrants to equal the Nasdaq Minimum Price, in each case, as of the date the related binding agreement is executed.

(c)	The parties hereto hereby agree that Section 4.15 of the Purchase Agreement is hereby amended and restated as follows:

Stockholder Approval. The Company shall hold an annual or special meeting of stockholders on or prior to February 23, 2026 (the “Stockholder Approval Deadline”), for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposals are approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every one-hundred twenty (120) days thereafter to seek Stockholder Approval until the earlier of the Stockholder Approval Date or the Warrants are no longer outstanding. If the Stockholder Approval is not obtained by February 23, 2026, each Purchaser may require the Company to redeem all or any of the shares of Preferred Stock by delivering written notice thereof (the “Redemption Notice”) to the Company, which Redemption Notice shall indicate the number of shares of Preferred Stock the Purchaser is electing to redeem. Each share of Preferred Stock subject to redemption by the Company pursuant to the procedures specified in Section 6(f) of the Certificate of Designations and shall be redeemed in cash by the Company at a price equal to 100% of the Stated Value of each share of Preferred Stock being redeemed.

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4.	Amendment to the Warrants. The parties hereto hereby agree that Section 3(b) of each of the Warrants held by the applicable Investors are hereby amended and restated as follows:

(b)	Subsequent Equity Sales. Following the Stockholder Approval Date, if the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares, based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised provided; however that the foregoing shall not apply to an “at-the-market” offering program or similar offering facility unless and until the Company actually sells shares under such program at a price per share less than the Exercise Price then in effect; provided, that, any adjustments that would have occurred hereunder prior to the Stockholder Approval Date, shall be applied pursuant to this Section 3(b) on the Stockholder Approval Date as if such event or Dilutive Issuance occurred on the Stockholder Approval Date.

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5.	Waiver of the Transaction Documents. The Investors hereby agree to waive any and all covenants, breaches or violations of the Transaction Documents relating to the Company’s failure to obtain Stockholder Approval by the Initial Stockholder Approval Deadline. The waiver shall be effective as of the date hereof and shall not apply to any future breach of the Transaction Documents by the Company for failure to obtain Stockholder Approval, as such term is modified by this Agreement, by the Stockholder Approval Deadline.

6.	Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.	Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 5.9 OF THE Purchase AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8.	Terms and Conditions of the Transaction Documents. Except as waived or amended herein, all of the terms and conditions of the Transaction Documents shall remain in full force and effect.

[Signature pages follow immediately.]

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In witness whereof, the undersigned has executed and delivered this Agreement as of the date first above written.

22nd Century Group, Inc.

By:
Name:
Title:

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In witness whereof, the undersigned has executed and delivered this Agreement as of the date first above written.

Name of Investor:

By:
Name of Signatory:
Title:

[Investor Signature Page to Omnibus Amendment]

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